EXHIBIT 99.1

EXECUTION VERSION

FIRST AMENDMENT

TO

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

GATO INVESTMENTS LP

This first amendment (this “Amendment”) to the Amended and Restated Limited Partnership Agreement of Gato Investments LP, dated as of October 21, 2016 (the “Agreement”), is made as of May 10, 2021, by and among Gemini Latin Holdings, LLC, a Delaware limited liability company (the “General Partner”), and Searchlight II HMT, L.P., a Delaware limited partnership (the “Searchlight Limited Partner”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, the General Partner and the Searchlight Limited Partner desire to amend the Agreement as set forth below, in accordance with Section 12.1 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

1.	Amendment to the Agreement. The definition of “Expiration of Term” in Section 1.1 (Definitions) of the Agreement is amended and restated as follows:

“Expiration of Term” shall mean June 30, 2022, provided that if, on or prior to such date, a definitive agreement providing for a Change of Control Transaction has been entered into and such agreement remains in effect on June 30, 2022, then the Expiration of Term shall mean the earlier of (x) the date on which such transaction is consummated, (y) the date on which such definitive agreement is terminated in accordance with its terms and (z) the last day of the 180-day period following June 30, 2022; provided, further that such 180-day period shall be automatically extended for an additional 90 days if (A) such extension is required solely for purposes of obtaining any governmental consents and/or approvals required to consummate such transaction and (B) the General Partner reasonably determines in good faith (which determination the General Partner shall convey to the Searchlight Limited Partner in writing (which may be via email) prior to the end of such 180-day period) that such governmental consents and/or approvals are reasonably likely to be obtained within such additional 90-day period.

2.	No Other Amendments. Except as specifically provided in this Amendment, no other modifications or amendments are being made to the terms of the Agreement, which remains in full force and effect.
3.	Effect of Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Agreement as contemplated by Section 12.1 (Amendments; Waiver) thereof. This Amendment shall be deemed effective as of the date hereof as if executed by the parties hereto on such date.

4.	Miscellaneous. Sections 12.1 (Amendments; Waiver), 12.2 (Notices), 12.3 (Severability), 12.8 (Rule of Construction), 12.12 (Governing Law; Jurisdiction), 12.13 (Successors and Assigns), 12.16 (No Third-Party Beneficiary), 12.17 (Counterparts) 12.18 (General Interpretative Principles) and 12.19 (Specific Performance) of the Agreement are hereby incorporated (mutatis mutandis) by reference in its entirety to this Amendment.

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IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day first above written.

GEMINI LATIN HOLDINGS, LLC

By:	/s/ Peter Kern
Name: Peter Kern
Title: Managing Member

SEARCHLIGHT II HMT, L.P.
By: Searchlight II HMT GP, LLC,
its General Partner

By:	/s/ Andrew S. Frey
Name: Andrew S. Frey

[Signature Page to First Amendment to the Amended and Restated LPA of Gato Investments LP]